Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael R. Sayre CEO & President (614) 748-1150 michael.sayre@pinnacle.com

PDSI REPORTS 2007 FOURTH QUARTER AND YEAR RESULTS

COLUMBUS, Ohio (March 12, 2008) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the fourth quarter and year ended December 31, 2007.

Michael R. Sayre, President and Chief Executive Officer, stated, “We are encouraged by our 2007 fourth quarter and year results, which included improved margins from key initiatives we implemented during the past 18 months. While total sales for the quarter were $8 million below the record 2006 fourth quarter, our margins improved compared to the same period last year resulting in net income of $0.01 per diluted share for the 2007 fourth quarter compared to breakeven results a year ago. We are especially pleased to be able to report net income of $426,000, or $0.07 per diluted share, for the 2007 year, compared to a net loss of $(1.9) million, or $(0.30) per share, for 2006.”

Mr. Sayre continued, “PDSi’s growth strategy is focused on increased profitability. During 2007 we completed our Operational Improvement Plan launched in 2006 and made strategic changes in our sales and marketing organization to emphasize both OEM and middle market customers who recognize the value PDSi offers them and are willing to pay for it. This approach has resulted in reduced operating expenses, new opportunities and the replacement of approximately $17 million of low margin business during the past year. We enter 2008 fundamentally stronger as a company and more capable of achieving our plans due to the operational and financial achievements of 2007.”

Fourth Quarter 2007

Sales for the three months ended December 31, 2007, were $18.3 million compared to $26.3 million for the same period last year. Higher sales in 2006 were led by significantly higher product sales, especially to two customers.

Gross profit was $4.3 million for the fourth quarter of 2007 versus $4.7 million for the same period a year ago. The more profitable mix of business and increased operating efficiencies in 2007 contributed to a 6 percentage point increase in gross profit margin to 23.7% compared to 17.7% the 2006 fourth quarter. This improvement was due to higher margin on product sales. Operating expenses, which include selling, general, and administrative (“SG&A”) expense, were $3.6 million for the fourth quarter of 2007 compared to $4.2 million for the same period in 2006. The higher operating expenses in the 2006 fourth quarter were attributable to $170,000 of one-time costs associated with the consolidation of production facilities as part of the Operational Improvement Plan announced in June 2006, higher staffing at the Company’s Ohio facilities following the consolidation, and increased sales commissions related to the record 2006 fourth quarter sales.

Interest expense declined to $162,000 for the 2007 fourth quarter from $249,000 a year ago. This decrease was attributable to lower borrowings during the most recent period, primarily due to improved working capital management. Debt outstanding at December 31, 2007 was $5.6 million compared to $13.1 million on the same date in 2006.

Net income was $91,000, or $0.01 on a diluted share basis, versus net income of $3,000, or $0.00 per diluted share, a year ago.

Additional 2007 Fourth Quarter Operating Results

Product sales for the 2007 fourth quarter were $15.4 million compared to $23.6 million for the same period last year. The higher product sales in the 2006 fourth quarter were due to significant orders from two customers in the computer and imaging markets.

Product gross profit rose to $3.8 million from $3.4 million the prior year. As a percent of sales, product gross profit increased to 24.4% from 14.4% for the 2007 and 2006 fourth quarter, respectively, reflecting the Company’s margin improvement efforts throughout the year.

Service sales were $2.8 million for the 2007 fourth quarter versus $2.7 million for the same period last year. Gross profit on Service sales was $0.6 million for the 2007 fourth quarter compared to $1.3 million a year ago, reflecting start-up costs for new programs. Some of those programs were outsourced to Aspan in Europe, which involved shared margins.

2007 Results

Sales for the twelve months ended December 31, 2007, were $73.4 million compared to $75.9 million for 2006. The Company replaced approximately $17 million of low margin sales during 2007 with higher margin sales from growth in existing and new programs.

Gross profit was $16.0 million for 2007 versus $14.3 million the prior year, reflecting improved margins from 2006 business replaced in 2007. Gross profit margin increased 2.9 percentage points to 21.8% of sales for 2007 from 18.9% the prior year.

Operating expenses were $14.0 million for 2007 compared to $16.7 million the prior year. The 2006 operating expenses included $2.2 million of one-time special items and higher operating costs incurred with the consolidation of the domestic facilities. The one-time special items included costs related to the Operational Improvement Plan, severance expenses and an inventory write-down due to implementation of Restriction of Hazardous Substances (RoHS) standards. As a percent of sales, operating expenses were 19.1% for 2007 versus 22.0% the prior year. Excluding the one-time special items, operating expenses, expressed as a percent of sales, were comparable to 2006.

Interest expense rose to $0.9 million for 2007 from $0.8 million a year ago. This increase was principally due to significantly higher borrowings early in 2007 due to losses in 2006 coupled with the record 2006 fourth quarter sales.

The Company reported net income of $426,000, or $0.07 per share, for the twelve months ended December 31, 2007, compared to a net loss of $(1.9) million, or $(0.30) per share, for 2006.

Private Equity Financing

A $2.5 million private equity financing was successfully completed on December 21, 2007. The company issued 1.25 million common shares and warrants to purchase 375,000 additional shares of common stock in a private placement with selected institutional investors. The warrants will be exercisable after six months and for a period of five years from the closing date of the financing. Approximately $1.2 million of the proceeds were used to purchase Aspan Computer Repair Laboratories (Aspan) and the remaining amount was used to reduce debt so the Company can invest in its infrastructure and additional working capital for PDSi’s growing business.

Aspan Acquisition

Aspan was acquired by PDSi on February 20, 2008. They have provided repair services to PDSi’s customers in Europe from their facility since 2006. Both companies offer high-end computer-related repair and logistics services for some of the world’s largest OEMs whose products utilize computer technologies. Aspan is headquartered in Tiel, Netherlands, which is close to the European logistics hubs of many OEM customers. The facility serves primarily as the repair depot for their customers’ computer boards, storage devices, and other critical peripherals. PDSi enables its customers to reduce their costs and also increase capability to support their global installed base. While margins were previously split subject to an operating agreement, Aspan’s results will be fully consolidated into PDSi’s results in 2008 as of the date of the acquisition. PDSi is currently in the process of having Aspan’s legal name of Aspan B.V. changed to PDSi B.V.

Term Note and Revolving Credit Facilities

PDSi’s improved performance and positive cash flow in 2007 allowed it to pay off its $4 million term loan with KeyBank National Association (“KeyBank”) on February 10, 2008 with excess availability on its $11 million asset-based revolving credit facility (the “AB Line”). In addition, on March 11, 2008, PDSi signed a commitment letter from KeyBank to modify the AB Line back to its previous structure as an $11 million revolving credit promissory note with a 2-year rolling commitment and a maturity date of May 15, 2010, subject to annual reviews. PDSi and KeyBank expect to finalize the necessary loan documents prior to May 15, 2008.

Conference Call

PDSi will host a conference call today, March 12, 2008, at 11:00 a.m. Eastern Time. Michael R. Sayre, President, Chief Executive Officer and interim Chief Financial Officer, and Michael Darnell, Vice President, Global Sales and Marketing, will discuss the Company’s fourth quarter and full-year results for 2007, recent corporate developments and PDSi’s long-term growth strategy.

The telephone number to participate in the conference call is (800) 218-8862. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers who build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding entering 2008 fundamentally stronger as a company and more capable of achieving its plans due to the operational and financial achievements of 2007. The words “expect”, “believe”, “may”, “anticipate,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q and 10-Q.

PINNACLE DATA SYSTEMS, INC.

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$54	$42
Restricted cash	1,200	—
Accounts receivable, net of allowance for doubtful accounts of $119,000 and $138,000, respectively	10,413	17,718
Inventory, net	8,587	11,732
Prepaid expenses	612	499
Income taxes receivable	—	1,030
Deferred income taxes	580	858

Total current assets	21,446	31,879

PROPERTY AND EQUIPMENT
Leasehold improvements	669	511
Furniture and fixtures	412	408
Computer equipment and related software	3,402	3,373
Shop equipment	667	619

Total property and equipment, cost	5,150	4,911
Less accumulated depreciation and amortization	(4,223)	(3,667)

Total property and equipment, net	927	1,244

OTHER ASSETS
Deferred income taxes	371	597
Other assets	62	138

Total other assets	433	735

TOTAL ASSETS	$22,806	$33,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$1,585	$9,109
Short-term note	4,000	4,000
Accounts payable	6,178	11,851
Accrued expenses:	—	—
Wages, payroll taxes and benefits	1,089	1,053
Other	499	947
Income taxes	77	—
Unearned revenue	137	204

Total current liabilities	13,565	27,164

LONG-TERM LIABILITIES
Accrued other	—	675

Total long-term liabilities	—	675

TOTAL LIABILITIES	13,565	27,839

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 7,689,048 and 6,363,448 shares issued and outstanding, respectively	5,485	3,435
Additional paid-in capital	2,009	1,263
Retained earnings	1,747	1,321

Total stockholders’ equity	9,241	6,019

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,806	$33,858

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF OPERATIONS

	For the Quarters Ended		For the Years Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
SALES
Product sales	$15,449	$23,575	$62,615	$65,344
Service sales	2,808	2,698	10,782	10,576

Total sales	18,257	26,273	73,397	75,920

COST OF SALES
Product sales	11,686	20,180	49,092	56,583
Service sales	2,237	1,431	8,278	5,020

Total cost of sales	13,923	21,611	57,370	61,603

GROSS PROFIT	4,334	4,662	16,027	14,317

OPERATING EXPENSES	3,631	4,157	13,998	16,661

INCOME (LOSS) FROM OPERATIONS	703	505	2,029	(2,344)

OTHER EXPENSE

Interest expense	162	249	881	800

INCOME (LOSS) BEFORE INCOME TAXES	541	256	1,148	(3,144)

INCOME TAX EXPENSE (BENEFIT)	450	253	722	(1,282)

NET INCOME (LOSS)	$91	$3	$426	$(1,862)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.01	$—	$0.07	$(0.30)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.01	$—	$0.07	$(0.30)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,591,108	6,356,438	6,471,321	6,252,209

Diluted	6,621,731	6,490,386	6,510,226	6,252,209

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2007	December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$426	$(1,862)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	556	417
Stock-based compensation expense	201	176
Provision for doubtful accounts	45	241
Inventory reserves	87	(736)
Provision for deferred taxes	504	(352)
Decrease/(Increase) in assets:
Accounts receivable	7,260	(5,403)
Inventory	3,058	(1,764)
Prepaid expenses and other assets	(37)	(107)
Income taxes receivable	1,030	(1,030)
(Decrease)/Increase in liabilities:
Accounts payable	(5,506)	5,395
Accrued expenses and taxes	(1,010)	765
Unearned revenue	(67)	(6)

Total adjustments	6,121	(2,404)

Net cash provided by (used in) operating activities	6,547	(4,266)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(239)	(878)
Restricted cash	(1,200)	—

Net cash used in investing activities	(1,439)	(878)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments on line of credit	(7,524)	(227)
Proceeds from short-term note	—	4,000
Outstanding checks in excess of funds on deposit	(167)	248
Proceeds from stock options exercised	80	679
Tax benefits from employee stock option plans	170	—
Other proceeds from shareholders	2,345	—

Net cash (used in) provided by financing activities	(5,096)	4,700

INCREASE (DECREASE) IN CASH	12	(444)
Cash at beginning of year	42	486

Cash at end of year	$54	$42